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Annual Statement of Compliance
Morgan Stanley Bank of America Merrill Lynch Trust 2014-C16

VIA: EMAIL

Morgan Stanley Capital I Inc.
1585 Broadway
New York, New York 10036
Attention: Stephen Holmes
stephen.holmes@morganstanley.com

Re:	Pooling and Servicing Agreement dated as of June 1, 2014 (the “Agreement”) between Morgan Stanley Capital I Inc., as Depositor, Wells Fargo Bank, National Association, as the Master Servicer, LNR Partners, LLC, as the Special Servicer, Situs Holdings, LLC, as the Trust Advisor, U.S. Bank National Association, as the Trustee, Certificate Administrator, Certificate Registrar, Authenticating Agent and Custodian.

I, Thomas C. Campbell, a Senior Vice President of U.S. Bank National Association, as Custodian, as a certifying servicer hereby certify that:

(1)   A review of the activities of the Custodian during the preceding calendar year (the “Reporting Period”) and of the performance of the Custodian under the Agreement has been made under my supervision; and

(2)    To the best of my knowledge, based on such review, the Custodian has fulfilled all its obligations under the Agreement in all material respects throughout such Reporting Period.

Capitalized terms used but not defined herein have the meanings set forth in the Agreement.

Date: February 10, 2024

U.S. Bank National Association, as Custodian

By:	/s/ Thomas C. Campbell
Thomas C. Campbell Senior Vice President